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                                                                      EXHIBIT 12

                                GOLD KIST INC.
                     RATIO OF NET MARGINS TO FIXED CHARGES
                     For the Five Years Ended July 1, 1995
                        (Dollars Amounts in Thousands)
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
                                              1991      1992      1993      1994      1995
                                              ----      ----      ----      ----      ----
Fixed Charges:
  Debt interest                              18,437    18,838    17,163    13,924    17,525
  Interest portion of rents                   3,703     5,334     5,189     5,390    89,325
  Interest decrease (see below)                  --        --        --        --        --
                                            -------   -------   -------   -------   -------
    Total                                    22,140    24,172    22,352    19,314    26,850
                                            =======   =======   =======   =======   =======
Margins (loss) before income taxes,
  minority interest, and cumulative
  affect of change in accounting
  principle                                  49,905    (4,041)   43,692    50,074    25,586

Deduct: Equity in Gain (Loss) of less than
          50% owned affiliates               25,985     8,732     5,593      (453)      (21)
Add: Earnings distributed by less than
          50% owned partnership               8,284    22,695    11,404     1,770       653
Deduct: Interest decrease (see below)            --        --        --        --        --
                                            -------   -------   -------   -------   -------
                                            $33,204   $ 9,922   $49,503   $52,297   $26,260
Fixed charges                                22,140    24,172    22,352    19,314    26,850
                                            -------   -------   -------   -------   -------
    Subtotal                                 55,344    34,094    71,855    71,611    53,110
Divided by fixed charges                     22,140    24,172    22,352    19,314    26,850
                                            -------   -------   -------   -------   -------
    Ratio                                      2.50      1.41      3.21      3.71      1.98
                                            =======   =======   =======   =======   =======
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